Exhibit 99.1
FOR IMMEDIATE RELEASE
SEPTEMBER 26, 2008

Investor Contact:	Crystal C. Bell, Investor Relations Specialist
Phone: (214) 721-9407
Chris.Bell@CrosstexEnergy.com

Media Contact:	Jill McMillan, Manager, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com
CROSSTEX ENERGY PROVIDES OPERATIONAL ASSESSMENT
OF TEXAS AND LOUISIANA FACILITIES AFTER HURRICANE IKE
DALLAS, September 26, 2008 — Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) announced today that the majority of its assets in Texas and Louisiana sustained minimal physical damage as a result of Hurricane Ike. Most of the Partnership’s facilities along the Gulf Coast are resuming or have resumed operations. However, the Sabine plant, because of its proximity to the Louisiana Gulf coast, sustained some damage that is still being assessed. It is expected the plant will not be operational for at least four to six weeks. In addition, several offshore production platforms and pipelines transporting gas production to the Pelican and Bluewater processing plants were damaged by the storm, and it is unclear when offshore production will return in full. Consequently, it is anticipated that Pelican and Bluewater volumes could remain at a lower level until those repairs are completed by the owners of the platforms and pipelines.
The Partnership is negotiating with owners of other plants that sustained significant damage to process displaced gas from those plants in Crosstex’s facilities.
The Partnership estimates that the combined negative impact of Hurricanes Gustav and Ike on third-quarter cash flows will be approximately $12-14 million. The Partnership has not quantified the impact of the reduced operations at the Sabine, Pelican and Bluewater plants on fourth-quarter financial results. In addition, the Partnership is currently unable to estimate potential increases, if any, in its processing business from gas redirected to its facilities from other damaged plants in the region.
“Our employees encountered two back-to-back hurricanes in just a few days, and we are extremely fortunate that they made it through Hurricane Ike safely and the majority of our property that was affected incurred only minor damage,” said Barry E. Davis, Crosstex Chairman, President and Chief Executive Officer. “We are exceptionally proud of our employees who reached out and helped each other recover from the storm.”
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Crosstex Energy Provides Operational Assessment of
Texas and Louisiana Facilities after Hurricane Ike

About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 5,700 miles of pipeline, 12 processing plants, four fractionators, and approximately 190 natural gas amine-treating plants and dew point control plants. Crosstex currently provides services for over 4.0 Bcf/day of natural gas, or approximately eight percent of marketed U.S. daily production.
Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) owns the two percent general partner interest, a 34 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Partnership can be found at www.crosstexenergy.com.
This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to the impact of Hurricanes Gustav and Ike on the Corporation’s and Partnership’s operations, financial condition and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the following: (1) the amount of natural gas transported in the Partnership’s gathering and transmission lines may decline as a result of competition for supplies, reserve declines and reduction in demand from key customers and markets; (2) the level of the Partnership’s processing and treating operations may decline for similar reasons; (3) fluctuations in natural gas and NGL prices may occur due to weather and other natural and economic forces; (4) there may be a failure to successfully integrate new acquisitions; (5) the Partnership’s credit risk management efforts may fail to adequately protect against customer nonpayment; (6) the Partnership may not adequately address construction and operating risks; and (7) other factors discussed in the Partnership’s and the Corporation’s Annual Reports on Form 10-K for the year ended December 31, 2007, and other filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
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